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FORM 10-K EXHIBIT 23.1








                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Sanchez Computer Associates, Inc. on Form S-8 (File No. 333-21247) of our reports dated February 6, 1998, on our audits of the consolidated financial statements and financial statement schedule of Sanchez Computer Associates, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which reports are included (or incorporated by reference) in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 27, 1998